EXHIBIT 99.1

FOR  IMMEDIATE  RELEASE
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                MERCER ANNOUNCES AGREEMENT TO SELL $82.5 MILLION
                    OF CONVERTIBLE SENIOR SUBORDINATED NOTES

NEW YORK, New York, October 6, 2003 - Further to the Company's news release of September 12, 2003, Mercer International Inc. (the "Company") (Nasdaq: MERCS, TSX:MRI.U, Nasdaq-Europe: MERC GR) announces that it has entered into a purchase agreement for the sale of $82.5 million in principal amount of convertible senior subordinated notes due October, 2010 reflecting an increase in the size of the offering from $75 million. The notes will accrue interest at a rate of 8.5% per annum and be convertible into the Company's shares of beneficial interest at a conversion price of $7.75 per share. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A and to certain buyers outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). Upon completion, the net proceeds of the offering will be used to repay in full the Company's indebtedness under two bridge loan facilities in the aggregate principal amount of E45 million and for working capital and other general corporate purposes. The issue of the notes is scheduled to close on October 10, 2003. The Company received shareholder approval for the issuance of its shares of beneficial interest upon the conversion of the notes pursuant to NASD rules at its shareholders' meeting held on October 3, 2003.

The notes and the shares of beneficial interest issued upon conversion thereof have not been registered under the Securities Act or any State or other securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption therefrom, or in a transaction not subject to a registration requirement of the Securities Act and applicable State and other securities laws. The Company will file a registration statement for the resale of the notes and the shares of beneficial interest issuable upon conversion of the notes within 90 days after the closing of the sale of the notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offering would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.

-----------------
Contact:

          Jimmy  S.H.  Lee/David  M.  Gandossi
          (41)  43  344-7070
                    or
          Financial  Dynamics
          Investors:  Eric  Boyriven/Paul  Johnson
          (212)  850-5600

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